Exhibit 99.5
[Borders Group, Inc. Letterhead]
[Date]
[Indemnitee Name]
[Address]
Dear [                    ],
     We are providing this letter to you in light of certain recent court decisions regarding director and officer indemnification rights and for the avoidance of any doubt, to confirm your rights under Article VIII of the Restated Articles of Incorporation of Borders Group, Inc. (the “Company”) as in effect as of the date hereof (the “Company Indemnity Provisions”). In consideration of your prior and continuing service to the Company, the Company agrees that your rights under the Company Indemnity Provisions to be indemnified to the fullest extent permitted by law and to advancement of expenses are contract rights that shall be incorporated into this letter agreement and shall continue even after your association with the Company terminates. The Company further confirms that your rights under the Company Indemnity Provisions shall apply during and after your term of service with the Company without regard to whether any actual or alleged state of facts, occurrence, action or omission (collectively “Circumstances”) that may give rise to a claim, action, suit or proceeding (collectively “Claims”) with respect to which you may have rights under the Company Indemnity Provisions shall have occurred, or whether any Claim shall have accrued or been made, before, during or after such term of service. Any amendment, modification, alteration or repeal of the Company Indemnity Provisions shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any of your rights to indemnification, advancement of expenses or otherwise under the Company Indemnity Provisions with respect to any Circumstances then or previously existing, or any Claim previously or thereafter brought or threatened based in whole or in part upon any such Circumstances.
This letter agreement shall be governed by the laws of the State of Michigan and may not be amended or modified except by an instrument in writing signed by both parties hereto.
If you agree with the foregoing, please acknowledge by executing a copy of this letter and returning it to the Company.

Very truly yours, Borders Group, Inc.

By:

Name:

Title:

Accepted and Agreed to:

Name: